Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-111713, as amended, 333-120414, 333-120415, 333-120416 and 333-120417) previously filed by Outdoor Channel Holdings, Inc. of our report dated March 16, 2007 (March 14, 2008 as to the effects of the restatement noted in the last paragraph of such report) with respect to our audit of the statements of operations, stockholders’ equity and cash flows of Outdoor Channel Holdings, Inc. and subsidiaries for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” and that the accompanying 2006 financial statements have been previously restated), appearing in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ J. H. COHN LLP

San Diego, California
March 5, 2009